Exhibit (d)(2)

MASTER AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

AMENDMENT (this “Amendment”) dated as of November 1, 2017 between each of the Value Line funds set forth on Schedule I to this Agreement (each, a “Fund”) and EULAV Asset Management, a Delaware statutory trust (the “Company”).

WHEREAS, each Fund and the Company are parties to an investment advisory agreement, dated as of December 23, 2010 (the “Advisory Agreements”), pursuant to which the Company serves as each Fund’s investment adviser and is also obligated to provide, or arrange for the provision of, certain administrative services for each Fund (as set forth in Section 1(a) of this Agreement, the “Administrative Services”) in consideration for the management fee payable by the applicable Fund to the Company thereunder; and

WHEREAS, each Fund and the Company desire that the requirement that the Company provide, or arrange for the provision of, the Administrative Services and the portion of management fee attributable therefore be set forth in an administration agreement, dated as of the date hereof (the “Administration Agreement”) rather than be set forth in the Advisory Agreements;

NOW, THEREFORE, in consideration for the mutual promises made herein, the parties hereby agree as follows:

1.            ADMINISTRATIVE SERVICES. The first two sentences of Section 2 of each Advisory Agreement are hereby deleted. In addition, the third sentence of Section 2 of each Advisory Agreement is amended to state: “All ~~other~~ costs and expenses not expressly assumed by the Company under this Agreement or the Fund’s administration agreement with the Company (the “Administration Agreement”), … .” [Deletions are noted by strikethrough and additions noted by bold and underling.]

2.            COMPENSATION. Section 3(a) of each Advisory Agreement is hereby amended by including the following sentence: “The advisory fee payable by the Fund to the Company attributable to any period shall be reduced by the amount of administrative fees paid by the Fund to the Company under the Administration Agreement with respect to the same period.”

3.            CONTINUANCE OF OTHER TERMS. Except as amended hereby, each Advisory Agreement shall remain unchanged and in full force and effect in accordance with its terms.

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1

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first written above.

Each of the FUNDS set
forth on Schedule I hereto:

By: __________________________

Name:  Mitchell E. Appel

Title:    President and Chief Executive Officer

EULAV ASSET MANAGEMENT

By: __________________________

Name:  Mitchell E. Appel

Title:    Chief Executive Officer

SCHEDULE I

Funds

1.	Value Line Asset Allocation Fund, Inc.
2.	Value Line Centurion Fund, Inc.
3.	Value Line Core Bond Fund
4.	Value Line Income and Growth Fund, Inc.
5.	Value Line Larger Companies Focused Fund, Inc.
6.	Value Line Mid Cap Focused Fund, Inc.
7.	Value Line Premier Growth, Inc.
8.	Value Line Small Cap Opportunities Fund, Inc.
9.	Value Line Strategic Asset Management Trust
10.	The Value Line Tax Exempt Fund, Inc.